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                                                                EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY
                            (as of February 28, 1999)



          NAME                                   STATE OR COUNTRY OF ORGANIZATION
LaRoche Fortier Inc.                                       Delaware

LaRoche International Inc.                                 Delaware

LaRoche Overseas Inc.                                      Delaware

LaRoche Europe Holdings, Inc.                              Delaware

LCI Stone Inc.                                             Delaware

LII Europe S.A.R.L.                                        France

   ChlorAlp S.A.S.  (50% owned)                            France

   LII Management S.A.R.L.                                 France

     LII Europe GmbH                                       Germany

LII Europe B.V.                                            Netherlands
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